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                                                                    Exhibit 99.6
                                    Form of
                        21ST CENTURY TELECOM GROUP, INC.

                        Offer to Exchange its Registered
        13 3/4% Senior Cumulative Exchangeable Preferred Stock Due 2010
                       for any and all of its Outstanding
        13 3/4% Senior Cumulative Exchangeable Preferred Stock Due 2010

   To:    Brokers, Dealers, Commercial Banks,
          Trust Companies and Other Nominees:

   21st Century Telecom Group, Inc. (the "Company") is offering to exchange (the "Exchange Offer"), upon and subject to the terms and conditions set forth in the Prospectus, dated ________, 1998 (the "Prospectus"), and the enclosed Letter of Transmittal (the "Letter of Transmittal"), its registered 13 3/4% Senior Cumulative Exchangeable Preferred Stock Due 2010 (the "New Exchangeable Preferred Stock") for any and all of its outstanding 13 3/4% Senior Cumulative Exchangeable Preferred Stock Due 2010 (the "Old Exchangeable Preferred Stock"). The Exchange Offer is being made in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement dated as of February 2, 1998, between the Company and the Initial Purchasers.

   We are requesting that you contact your clients for whom you hold Old Exchangeable Preferred Stock regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Exchangeable Preferred Stock registered in your name or in the name of your nominee, or who hold Old Exchangeable Preferred Stock registered in their own names, we are enclosing the following documents:

     1.   Prospectus dated _________, 19__;

     2. The Letter of Transmittal for your use and for the information of your clients;

     3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for Old Exchangeable Preferred Stock are not immediately available or time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis;

     4. A form of letter which may be sent to your clients for whose account you hold Old Exchangeable Preferred Stock registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer;

     5. Guidelines for Certification of Taxpayer identification Number on Substitute Form W-9; and

     6. Return envelopes addressed to State Street Bank and Trust Company, the Exchange Agent for the Old Exchangeable Preferred Stock.

     Your prompt action is requested. The Exchange Offer will expire at 5:00 p.m., Eastern Standard Time, on ___________, 19__ (the "Expiration Date") (20 business days following commencement of the Exchange Offer), unless extended by the Company. The Old Exchangeable Preferred Stock tendered pursuant to the Exchange Offer may be withdrawn at any time before 5:00 p.m., Eastern Standard Time, on the Expiration Date.

     To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, should be sent to the
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Exchange Agent and certificates representing the Old Exchangeable Preferred
Stock should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

     If holders of Old Exchangeable Preferred Stock wish to tender, but it is impracticable for them to forward their certificates for Old Exchangeable Preferred Stock prior to the expiration of the Exchange Offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following guaranteed delivery procedures described in the Prospectus under "The Exchange Offer--Guaranteed Delivery Procedures."

     The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Old Exchangeable Preferred Stock held by them as nominee or in a fiduciary capacity. The Company will pay or cause to be paid all stock transfer taxes applicable to the exchange of Old Exchangeable Preferred Stock pursuant to the Exchange Offer, except as set forth in Instruction 6 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to the Exchange Agent for the Old Exchangeable Preferred Stock, at its address and telephone number set forth on the front of the Letter of Transmittal.

                              Very truly yours,

                              21ST CENTURY TELECOM GROUP, INC.


     NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.